Exhibit (n) i.

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Massachusetts Mutual Life Insurance Company and

Policy owners of Massachusetts Mutual Variable Life Separate Account I:

We consent to the use in this Post-Effective Amendment No. 23 to Registration Statement No. 033-23126 on Form N-6 of our report dated April 23, 2007 with respect to the statement of assets and liabilities of Massachusetts Mutual Variable Life Separate Account I as of December 31, 2006 and the related statements of operations and changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the three-year period then ended and of our report dated February 23, 2007 with respect to the statutory statements of financial position of Massachusetts Mutual Life Insurance Company as of December 31, 2006 and 2005 and the related statutory statements of income, changes in surplus and cash flows for each of the years in the three-year period ended December 31, 2006, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to reference to our firm under the heading "Experts" in the Statement of Additional Information.

Our report dated April 23, 2007 includes explanatory language that states that the Account has restated the financial highlights for 2005 and 2004 to reflect adjustments to the investment income ratio for certain divisions. In addition, our report refers to other auditors whose report on the financial highlights of Massachusetts Mutual Variable Life Separate Account I for each of the years in the two-year period ended December 31, 2003, dated February 23, 2005, expressed an unqualified opinion on those financial highlights.

Our report dated February 23, 2007 includes explanatory language that states that the Company prepared the statutory financial statements using statutory accounting practices prescribed or permitted by the Commonwealth of Massachusetts Division of Insurance, which practices differ from U.S. generally accepted accounting principles. Accordingly, our report states that the statutory financial statements are not presented fairly in conformity with U.S. generally accepted accounting principles and further states that those statements are presented fairly, in all material respects, in conformity with statutory accounting practices. In addition, our report states that we performed an examination of the effectiveness of the Company’s internal control over financial reporting and expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Hartford, Connecticut

April 24, 2007